Issuer Free Writing Prospectus

Filed by Nomura Holdings, Inc.

Pursuant to Rule 433

Registration Statement 333-261756

June 27, 2024

Nomura Holdings, Inc.

Pricing Term Sheet

$500,000,000 Senior Floating Rate Notes due 2027

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured floating rate notes

Principal Amount:	$500,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	June 27, 2024

Settlement Date:	July 3, 2024 (T+4)

Issue Date:	July 3, 2024

Maturity Date:	July 2, 2027

Redemption:

The Floating Rate Notes will only be redeemable at the Issuer’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law.

Interest Rate:	A rate per annum equal to Compounded Daily SOFR plus 1.25% per annum, payable quarterly in arrears, subject to the benchmark transition provisions described in the preliminary prospectus supplement.

Interest Determination Date:	The date that is five U.S. Government Securities Business Days before each Interest Payment Date.

Interest Payment Dates:

January 2, April 2, July 2 and October 2 of each year, commencing on October 2, 2024 (short first coupon), to and including the Maturity Date or, if redeemed early, the date fixed for such Redemption. Interest Payment Dates (other than the Maturity Date and any date fixed for such Redemption) will be adjusted according to the Business Day Convention.

Interest Period:

Each period beginning from and including the Issue Date to but excluding the first Interest Payment Date, or from and including any Interest Payment Date to but excluding the next Interest Payment Date; provided, however, that, in the case of any Interest Period during which the Floating Rate Notes become due and payable on a date other than an Interest Payment Date, such Interest Period will end on but exclude such date on which the Floating Rate Notes have become due and payable.

SOFR Observation Period:

In respect of each Interest Period, the period from, and including, the date five U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date five U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.250% of the principal amount

Day Count Convention:	Actual/360

Business Day:	A day that is a U.S. Government Securities Business Day, a New York business day, a London business day and a Tokyo business day

U.S. Government Securities Business Day:

Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day Convention:	Modified Following, adjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HBQ1

ISIN:	US65535HBQ11

Common Code:	285212766

Joint Lead Managers and Joint Bookrunners:**

Nomura Securities International, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

Crédit Agricole Corporate and Investment Bank

Mediobanca - Banca di Credito Finanziario S.p.A.

Natixis Securities Americas LLC

Nordea Bank Abp

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SEB Securities, Inc.

Société Générale

TD Securities (USA) LLC

The Korea Development Bank

Co-Managers:**	Barclays Capital Inc. CaixaBank, S.A. DBS Bank Ltd. Mizuho Securities USA LLC

Notes:

* Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting Nomura Securities International, Inc., 1-800-638-2268; BofA Securities, Inc., 1-800-294-1322; or Citigroup Global Markets Inc., 1-800-831-9146.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

June 27, 2024

Nomura Holdings, Inc.

Pricing Term Sheet

$500,000,000 5.594% Senior Fixed Rate Notes due 2027

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$500,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	June 27, 2024

Settlement Date:	July 3, 2024 (T+4)

Issue Date:	July 3, 2024

Maturity Date:	July 2, 2027

Redemption:

The Notes will only be redeemable at the Issuer’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law.

Interest Rate:	5.594% per annum, payable semi-annually in arrears

Interest Payment Dates:

January 2 and July 2 of each year, commencing on January 2, 2025 (short first coupon), to and including the Maturity Date or, if redeemed early, the date fixed for such redemption, and payment will be made subject to the Business Day Convention.

Interest Period:	The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Issue Date.

Pricing Benchmark:	4.625% due June 15, 2027

Benchmark Spot (Price/Yield):	100-11+ / 4.494%

Spread to Benchmark:	110 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.250% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HBR9

ISIN:	US65535HBR93

Common Code:	285213088

Joint Lead Managers and Joint Bookrunners:**

Nomura Securities International, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

Crédit Agricole Corporate and Investment Bank

Mediobanca - Banca di Credito Finanziario S.p.A.

Natixis Securities Americas LLC

Nordea Bank Abp

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SEB Securities, Inc.

Société Générale

TD Securities (USA) LLC

The Korea Development Bank

Co-Managers:**	Barclays Capital Inc. CaixaBank, S.A. DBS Bank Ltd. Mizuho Securities USA LLC

Notes:

* Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting Nomura Securities International, Inc., 1-800-638-2268; BofA Securities, Inc., 1-800-294-1322; or Citigroup Global Markets Inc., 1-800-831-9146.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

June 27, 2024

Nomura Holdings, Inc.

Pricing Term Sheet

$1,000,000,000 5.783% Senior Fixed Rate Notes due 2034

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$1,000,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	June 27, 2024

Settlement Date:	July 3, 2024 (T+4)

Issue Date:	July 3, 2024

Maturity Date:	July 3, 2034

Redemption:

The Notes will only be redeemable at the Issuer’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law.

Interest Rate:	5.783% per annum, payable semi-annually in arrears

Interest Payment Dates:

January 3 and July 3 of each year, commencing on January 3, 2025, to and including the Maturity Date or, if redeemed early, the date fixed for such redemption, and payment will be made subject to the Business Day Convention.

Interest Period:	The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Issue Date.

Pricing Benchmark:	4.375% due May 15, 2034

Benchmark Spot (Price/Yield):	100-23+ / 4.283%

Spread to Benchmark:	150 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.450% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HBV0

ISIN:	US65535HBV06

Common Code:	285213223

Joint Lead Managers and Joint Bookrunners:**

Nomura Securities International, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

Crédit Agricole Corporate and Investment Bank

Mediobanca - Banca di Credito Finanziario S.p.A.

Natixis Securities Americas LLC

Nordea Bank Abp

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SEB Securities, Inc.

Société Générale

TD Securities (USA) LLC

The Korea Development Bank

Co-Managers:**	Barclays Capital Inc. CaixaBank, S.A. DBS Bank Ltd. Mizuho Securities USA LLC

Notes:

* Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting Nomura Securities International, Inc., 1-800-638-2268; BofA Securities, Inc., 1-800-294-1322; or Citigroup Global Markets Inc., 1-800-831-9146.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

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